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                                                                     Exhibit (j)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated January 20, 2010 on the financial statements and financial highlights of the Columbia Mid Cap Growth Opportunity Fund (formerly RiverSource Mid Cap Growth Fund) of the RiverSource Equity Series, Inc. included in the annual report for the fiscal year ended November 30, 2009 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 109 to the Registration Statement (Form N-1A, No. 2-13188) of the RiverSource Equity Series, Inc. as filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010